PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-37980
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                           [MARKET 2000+ HOLDRS logo]


                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Market 2000+ HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                       Primary
                                                                         Share         Trading
             Name of Company                              Ticker        Amounts        Market
      --------------------------------------------     -----------   -------------   ----------
      Agere Systems Inc.                                   AGR        0.110136986        NYSE
      American International Group, Inc.                   AIG             2             NYSE
      Astrazeneca p.l.c. *                                 AZN             4             NYSE
      AT&T Inc.                                             T           4.935304         NYSE
      AVAYA Inc.                                            AV           0.3333          NYSE
      BellSouth Corporation                                BLS             5             NYSE
      BP p.l.c. *                                           BP             3             NYSE
      Bristol-Myers Squibb Company                         BMY             3             NYSE
      BT Group p.l.c.                                       BT             2             NYSE
      CBS Corporation Class B "New"                        CBS            1.5            NYSE
      Cisco Systems, Inc.                                  CSCO            3            NASDAQ
      Citigroup Inc.                                        C              3             NYSE
      Comcast Corporation                                 CMCSA          1.941          NASDAQ
      The Coca-Cola Company                                 KO             3             NYSE
      Dell Inc.                                            DELL            5            NASDAQ
      Deutsche Telekom AG *                                 DT             5             NYSE
      Eli Lilly and Company                                LLY             2             NYSE
      EMC Corporation                                      EMC             2             NYSE
      Exxon Mobil Corporation                              XOM             4             NYSE
      France Telecom *                                     FTE             2             NYSE
      General Electric Company                              GE             3             NYSE
      GlaxoSmithKline p.1.c.                               GSK             3             NYSE
      Hewlett-Packard Company                              HPQ             4             NYSE
      Home Depot, Inc.                                      HD             4             NYSE
      Intel Corporation                                    INTC            2            NASDAQ
      International Business Machines Corporation          IBM             2             NYSE
      JDS Uniphase Corporation                             JDSU            2            NASDAQ
      Johnson & Johnson                                    JNJ             4             NYSE
      LM Ericsson Telephone Company *(1)                   ERIC           0.9           NASDAQ
      Lucent Technologies Inc.                              LU             4             NYSE
      McDATA Corporation                                  MCDTA       0.073613802       NASDAQ
      Medco Health Solutions                               MHS           0.3618          NYSE
      Merck & Co., Inc.                                    MRK             3             NYSE
      Microsoft Corporation                                MSFT            6            NASDAQ
      Morgan Stanley                                       MWD             2             NYSE

                                                  (continued on following page)

                                                                                        Primary
                                                                        Share           Trading
                 Name of Company                         Ticker        Amounts          Market
      --------------------------------------------     -----------   -------------   ----------
      Nippon Telegraph and Telephone Corporation *          NTT             3             NYSE
      Nokia Corp. *                                         NOK             4             NYSE
      Nortel Networks Corporation                            NT             2             NYSE
      Novartis AG *                                         NVS             5             NYSE
      Oracle Corporation                                    ORCL            4            NASDAQ
      Pfizer Inc.                                           PFE             4             NYSE
      Qwest Communications International Inc.                Q              4             NYSE
      Sony Corporation *                                    SNE             2             NYSE
      Sun Microsystems, Inc.                                SUNW            4            NASDAQ
      Syngenta AG                                           SYT        1.038608908        NYSE
      Texas Instruments Incorporated                        TXN             3             NYSE
      The St. Paul Travelers Companies, Inc.                STA         0.17158726        NYSE
      Time Warner Inc.                                      TWX             6             NYSE
      TOTAL S.A. *                                          TOT             4             NYSE
      Toyota Motor Corporation *                             TM             2             NYSE
      Verizon Communications                                 VZ             4             NYSE
      Viacom Inc. Class B "New"                            VIA.B           1.5            NYSE
      Vodafone Group Plc*(2)                                VOD           4.375           NYSE
      Wal-Mart Stores Inc.                                  WMT             4             NYSE
      Zimmer Holdings, Inc.                                 ZMH            0.3            NYSE
    -----------------------------------------------

(1) Effective August 24, 2006, LM Ericsson Telephone Company (NASDAQ ticker "ERICY"), an underlying constituent of the Market 2000+ HOLDRS Trust, has changed its Ticker symbol to "ERIC."

(2) As a result of the Share Consolidation/Special Dividend of Vodafone Group PLC (NYSE "VOD"), a constituent of the Market 2001+ HOLDRS Trust, (New) Vodafone Group PLC (NYSE "VOD") has replaced Vodafone Group PLC as an underlying constituent of the Trust. For each share of Vodafone Group PL held, shareholders received 0.875 (New) Vodafone Group PLC shares and $2.8317. For the 5 shares of Vodafone Group PLC per 100 share round lot of Market 2001+ HOLDRS, The Bank of New York received 4.375 shares of (New) Vodafone Group PLC (NYSE "VOD") and $14.1585. Effective July 31, 2006, creations and cancellations of Market 2001+ HOLDRS require 4.375 shares of (New)
Vodafone Group PLC.

        * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.


        The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


          The date of this prospectus supplement is September 30, 2006.